Exhibit 10.1

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                             Study Funding Agreement

THIS Study Funding Agreement, dated as of October 3, 2002, is made by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703 ("Inspire"), and The Cystic Fibrosis Foundation Therapeutics, Inc., a not for profit corporation organized and existing under the laws of the State of Delaware, having offices located at 6931 Arlington Road, Bethesda, Maryland 20814 ("CFFT").

                                Witnesseth That:

Whereas, Inspire is engaged in the development and commercialization of certain compounds and products, including without limitation, the Compound (as defined below) which may be useful in the treatment of cystic fibrosis ("CF"); and

Whereas, CFFT is organized and operated to develop the means to cure and control CF and to improve the quality of life for those with the disease; and

Whereas, CFFT desires to assist Inspire by funding certain of Inspire's costs related to the conduct of a multi-center phase II clinical trial of the Compound for the CF indication (the "Study") through CFFT's existing national network of care centers known as the Therapeutics Development Network ("TDN") on the terms and conditions set forth herein; and

Whereas, Inspire is willing to undertake such Study, and commit to further development of the Compound for the CF indication in the event the Success Criteria (as defined below) are met, on the terms and conditions set forth herein.

Now Therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

     1.1  "AAA" shall have the meaning assigned to such term in Section 10.2.

     1.2 "Affiliate" shall mean, with respect to a Party, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. For these purposes, "control" shall refer to (A) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (B) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

     1.3 "Agreement" shall mean this study funding agreement together with the recitals and all exhibits hereto.

     1.4  "Breaching Party" shall have the meaning assigned to such term in
Section 8.2.

          1.5 "CF" shall have the meaning assigned to such term in the first whereas clause.

          1.6 "CFFT Repayment Amount" shall have the meaning assigned to such term in Section 4.2(ii)(1).

          1.7 "Confidential Information" shall mean, with respect to either Party, all confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which are disclosed by or on behalf of such Party to the other Party pursuant to and in contemplation of this Agreement, including, without limitation, information relating to the Compound or the Product.

          1.8  "Contribution" shall have the meaning assigned to such term in
Section 2.2(b).

          1.9 "Commercially Reasonable Efforts" shall mean, with respect to a Party, those commercially reasonable efforts by that Party equivalent to the efforts that Party would make in similar circumstances with respect to similar operations entirely for its own account at that time; provided such efforts are those as would be reasonably made by a prudent business person acting in good faith and in the exercise of reasonable commercial judgment exerting such effort and employing such resources as would normally be taken, exerted or employed by such person for a product of similar market potential at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the proprietary positions of Third Parties, the regulatory structure involved, and the profitability of the product.

          1.10 "Compound" shall mean the chemical compound designated as INS37217, whose chemical name is [CONFIDENTIAL TREATMENT REQUESTED].

          1.11 "Data Package" shall have the meaning assigned to such term in
Section 2.3(b).

          1.12 "Disclosing Party" shall have the meaning assigned to such term in Section 6.1.

          1.13 "Effective Date" shall mean the date of this Agreement as set forth in the Preamble.

          1.14 "Executive Officers" shall have the meaning assigned to such term in Section 10.

          1.15 "FDA" shall mean the United States Food and Drug Administration, or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of drugs in the United States, and its territories and possessions.

          1.16 "Field" shall mean the therapeutic treatment of CF lung disease in humans.

          1.17 "Fully Burdened Development Costs" shall mean [CONFIDENTIAL TREATMENT REQUESTED] costs for development of the Compound in the Field from the Effective Date through (A) cessation of such activities as described in Section
4.2 of this Agreement; or (B) Registration of the Product (as defined using Inspire's generally accepted accounting policies consistently applied) [CONFIDENTIAL TREATMENT REQUESTED], and shall include, without limitation, all direct expenses of research or development including costs of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of the Compound conducted internally or by individual investigators, consultants or other external services providers considered necessary in Inspire's efforts to further development, and obtain Registration, of the Product in the Territory, process development, process improvement and scale-up and recovery costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand the Registration of the Product.

          1.18 "IND" shall mean any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto.

          1.19 "Indemnitee" shall have the meaning assigned to such term in
Section 7.3.

          1.20 "Inspire Repayment Amount" shall have the meaning assigned to such term in Section 4.2(ii)(2).

          1.21 "License Grant" shall have the meaning assigned to such term in
Section 4.2(i).

          1.22 "Licensing Income" shall have the meaning assigned to such term in Section 4.2(iii).

          1.23 "Lower Respiratory Indication" shall mean the therapeutic treatment by inhalation of the lower airways in humans (.i.e., chronic bronchitis, bronchiectasis, etc.).

          1.24 "Net Sales" shall mean the gross amount invoiced for the sale of the Product for use in the Field and in the Lower Respiratory Indication in arm's length sales to Third Parties less deductions not otherwise reimbursed by the Third Party for: (A) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (1) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (2) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions,
(3) allowances, rebates and fees paid to distributors, and (4) chargebacks; (B) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; (C) rebates and similar payments made with respect to sales paid for by any governmental entity or Regulatory Authority; (D) sales and other taxes and duties directly related to the sale or delivery of the Product (but not including taxes assessed against the income derived from such sale); and (E) the sum of [CONFIDENTIAL TREATMENT REQUESTED] of the gross amount invoiced in lieu of the amount actually incurred, which is intended to cover, among other things, the cost of freight, postage, shipping, insurance, special packaging and bad debts that such Party incurs on such sales.

     Sales between Inspire and its Affiliates or sublicensees or between CFFT and its Affiliates or sublicensees, as the case may be, shall be excluded from the computation of Net

Sales and no payments will be payable on such sales except where such Affiliates or sublicensees are end-users, in which case the amount billed therefor shall be deemed to be the amount that would be invoiced to a Third Party in an arm's length transaction. For purposes of determining Net Sales, Products shall be deemed to be sold when shipped and a "sale" shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

     1.25 "Neutral Member" shall have the meaning assigned to such term in
Section 2.3.

     1.26 "Non-breaching Party" shall have the meaning assigned to such term in
Section 8.2.

     1.27 "Party" shall mean Inspire or CFFT and, when used in the plural, shall mean Inspire and CFFT.

     1.28 "Payee" shall have the meaning assigned to such term in Section
5.1(a).

     1.29 "Payor" shall have the meaning assigned to such term in Section
5.1(a).

     1.30 "Product" shall mean of any product for use in the Field that contains the Compound, or any structurally related analogs thereof whose therapeutic effect in the Field is discovered after the Effective Date, as an active ingredient.

     1.31 "Receiving Party" shall have the meaning assigned to such term in
Section 6.1.

     1.32 "Registration" shall mean, with respect to each country in the Territory, written approval of the Registration Application for the Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country.

     1.33 "Registration Application" shall mean a New Drug Application under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Registration in a country, in each case with respect to the Product for application in the Field in the Territory.

     1.34 "Regulatory Authority(ies)" shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for the Product in such country, and any successor(s) thereto as well as any state or local health regulatory authorities having jurisdiction for any activities contemplated by the Parties.

     1.35 "Rules" shall have the meaning assigned to such term in Section 10.2.

     1.36 "Study" shall have the meaning assigned to such term in the third whereas clause.

     1.37 "Study Review Committee" or "SRC" shall have the meaning assigned to such term in Section 2.3.

     1.38 "Success Criteria" shall mean the criteria established by the Parties and annexed hereto as Exhibit A, which must be met by the results of the Study before any further development of the Compound.

     1.39 "Territory" shall mean all countries worldwide.

     1.40 "TDN" shall have the meaning assigned to such term in the third whereas clause.

     1.41 "TDNCC" shall mean the TDN's coordinating center.

     1.42 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

     1.43 "United States" or "U.S." shall mean the United States of America.

     1.44 "Work Plan" shall have the meaning assigned to such term in Section
2.2.

2.   Conduct and Oversight of the Study.

     2.1 Generally. The Parties shall use Commercially Reasonable Efforts to fulfill their respective obligations under this Agreement and shall cooperate, in good faith, with the other in reasonably facilitating the other Party's fulfillment of its obligations under this Agreement.

     2.2 Performance of the Study. The Study shall commence as soon as practicable after the Effective Date and shall be performed at various sites in the TDN, utilizing the TDN's oversight services, in accordance with the draft summary work plan developed and agreed to by the Parties (the "Work Plan"), as amended, from time to time, upon the mutual agreement of the Parties.

          (a) Obligations of Inspire. Inspire shall be principally responsible for the conduct of Study including, but not limited to, all legal, clinical and scientific activities relating to same. Without limiting the foregoing, Inspire shall be responsible for:

               (i) working with the TDNCC to identify appropriate clinical sites to conduct the Study;

               (ii) working with the TDNCC to monitor and/or qualify site compliance with the Study protocol, data collection, completion of case report forms, and the like;

               (iii) all costs associated with the centralized pulmonary function testing laboratory and the centralized clinical laboratory;

               (iv) the preparation and delivery of any Study-related materials;

               (v) the manufacture and supply of quantities of clinical trial materials including, without limitation, the Compound required for the Study;

               (vi) all other non-clinical activities to support the conduct of the Study (i.e., toxicology, pharmacology, and the like);

               (vii)  conducting a human pharmaco-kinetic study; and

               (viii) except as set forth in Section 2.2(b), all costs incurred in connection with the conduct of the Study.

          (b) Obligations of CFFT. CFFT shall provide such advice and assistance as Inspire may reasonably request and shall: (1) enter into clinical trial agreements with each applicable institution conducting the Study at its site, which agreements shall be reviewed and approved by Inspire; (2) pay, on behalf of Inspire, the Study-site expenses in the U.S., along with the costs related to the conduct of the Study through the TDN, directly to such Study-sites and the TDN; and (3) fund the central processing center for the high resolution computed tomography scan(s). An estimated budget for such costs and expenses been agreed to by the Parties and is annexed hereto as Exhibit B, which may be amended, from time to time, upon the mutual agreement of the Parties. As used in this Agreement, the "Contribution" shall mean the actual amounts paid by CFFT under this Section 2.2(b) [CONFIDENTIAL TREATMENT REQUESTED].

               (i) All payments due under Section 2.2(b) shall be made by CFFT in accordance with the payment schedule(s) agreed to by and between Inspire and the Study sites and Inspire and the TDN, as the case may be and shall provide Inspire with copies of all invoices/payment statements and the like.

     2.3  The Study Review Committee.

          (a) Members; Responsibility. The Parties shall establish a review committee (the "Study Review Committee" or "SRC"), which shall consist of two
(2) representatives from each of Inspire and CFFT and a fifth (5/th/) member mutually acceptable to both Parties (the "Neutral Member"). Each Party may replace any or all of its representatives on the SRC at any time upon written notice to the other Party in accordance with Section 11.6 of this Agreement. The Neutral Member may only be replaced upon the mutual consent of both Parties. The SRC's only responsibility shall be to review the Study results and determine whether the Success Criteria have been met.

          (b) Meeting. Inspire and the TDNCC shall provided each member of the SRC a copy of the analysis, results and summary tables and data listings from the Study (the "Data Package") promptly after they become available. Thereafter the SRC shall promptly convene a meeting on such date, and at such place and time, as the members of the SRC shall agree, which shall in no case be more than thirty (30) days after receipt of the Data Package. At the meeting the SRC shall review, discuss and compare the Data Package vis-a-vis the Success Criteria. The Parties acknowledge and agree that the Data Package shall be Confidential Information of Inspire pursuant to Section 6.

          (c) Decision-making; Minutes. The decision of the Study Review Committee determining whether or not the Success Criteria have been met shall be made by majority vote, with each member having one (1) vote and shall be final. If a majority of the members find that the Success Criteria has not been met, then this Agreement shall expire as set forth in Section 8.1(a), and be of no further force or effect. In any case, definitive minutes of the SRC meeting shall be finalized no later than thirty (30) days after the meeting.

          (d) Expenses. Each Party shall be responsible for all travel and related costs and expenses for its SRC representatives to attend meetings of, and otherwise participate on, the SRC and shall share on an equal, 50/50 basis all such costs and expenses of the Neutral Member, in accordance with the consulting agreement between such Neutral Member and the Parties regarding his/her membership.

     2.4 Use of Study Results. Notwithstanding anything contained herein to the contrary, CFFT shall be entitled to use the Study results in furtherance of its business purposes including sharing such Study results with other commercial entities (subject to appropriate confidentiality obligations); provided however that CFFT may not commercially benefit from any such sharing arrangement and further provided that such use does not diminish the intellectual property rights of Inspire.

3.   Further Development Efforts.

     3.1 Generally. In the event that the SRC determines that the Study meets the Success Criteria and except as set forth elsewhere in this Agreement, Inspire shall use Commercially Reasonable Efforts to develop and commercialize the Product for use in the Field, including conducting all additional clinical trials, filing all required Registration Applications, and conduct any post-marketing clinical studies, at its sole cost and expense, as Inspire may deem necessary or desirable to meet the requirements of the Regulatory Authorities for Registration in the Territory.

     3.2 Statistically Significant Results. Inspire's obligation to continue development and commercialization efforts with respect to the Product shall terminate if any additional multi-center clinical trial fails to achieve statistically significant results (P *** 0.05) on a clinical meaningful endpoint acceptable to the FDA for Registration of the Product in the U.S. In such event, CFFT shall be promptly provided with a summary of the study results and an explanation of Inspire's methodology for calculating the statistical significance of such results so that CFFT may verify the computation.

4.   Compensation.

     4.1 Upon Receipt of Registration by Inspire. As partial consideration to CFFT for the Contribution, upon receipt of Registration in the U.S. and subject to Section 4.2, Inspire shall pay to CFFT: (A) [CONFIDENTIAL TREATMENT REQUESTED] if such Registration occurs on or before December 31, 2006; or (B) [CONFIDENTIAL TREATMENT REQUESTED] if such Registration occurs on or after January 1, 2007 (collectively, the "Approval Payment") in accordance with the following payment schedule:

*** denotes less than or equal to

               (i) ten percent (10%) of the Approval Payment within sixty (60) days of receipt of Registration in the U.S.;

               (ii)  twenty percent (20%) of the Approval Payment within sixty
(60) days of the first (1/st/) anniversary of receipt of Registration in the U.S.;

               (iii) twenty percent (20%) of the Approval Payment within sixty
(60) days of the second (2/nd/) anniversary of receipt of Registration in the U.S.;

               (iv)  twenty percent (20%) of the Approval Payment within sixty
(60) days of the third (3/rd/) anniversary of receipt of Registration in the U.S.;

               (v)   twenty percent (20%) of the Approval Payment within sixty
(60) days of the fourth (4/th/) anniversary of receipt of Registration in the U.S.; and

               (vi) ten percent (10%) of the Approval Payment within sixty (60) days of the fifth (5/th/) anniversary of receipt of Registration in the U.S

     4.2 Third Party Development. In the event that Inspire decides to transfer all of its rights and obligations to develop and commercialize the Product in the Field in the U.S. at any time prior to receipt of Registration in the United States or in the event that Inspire terminates its development and commercialized arrangements in the U.S. with respect to the Product for any reason other than scientific reasons including, but not limited to, failure to
(A) meet the Success Criteria, or (B) to continue to achieve statistically significant results (as described in Section 3.2). Inspire shall as partial compensation to CFFT for the Contribution:

               (i) grant to a Third Party mutually acceptable to the Parties, an exclusive, right and license in the Territory, with the right to grant sublicenses, to make, have made, use, sell, and import the Product for use in the Field (the "License Grant");

               (ii) exercise its good faith efforts, and cooperate with CFFT, in locating such Third Party licensee;

               (iii) grant to such Third Party an exclusive license on commercially reasonable terms to develop and commercialize the Product containing terms and conditions mutually agreeable to the Parties;.

               (iv) provide such Third Party licensee with copies of all pre-clinical and clinical data and study results, INDs, and other regulatory filings, studies, information and materials relating to the development and commercialization of the Product for use in the Field generated by or on behalf of Inspire (including pharmacology, toxicology, formulation, and stability studies); and

               (v) in lieu of any payments set forth in Section 4.1, share with CFFT all compensation and consideration received from such Third Party, whether in the form of signing fee, license fee, milestone payment, royalty or otherwise (collectively, "Licensing Income") paid to Inspire for the grant of any license or the transfer of Inspire's rights to develop and market the Product in the U.S., on [CONFIDENTIAL TREATMENT REQUESTED] basis after the repayment of:

               (1) [CONFIDENTIAL TREATMENT REQUESTED] to CFFT (the "CFFT Repayment Amount"); and

               (2) [CONFIDENTIAL TREATMENT REQUESTED] to Inspire (the "Inspire Repayment Amount"). A final accounting of the Inspire Repayment Amount shall be provided to CFFT promptly, but in no case later than thirty (30) days, after the execution of the final agreement for such transfer.

          (a) Payments under Section 4.2 from Inspire to CFFT of CFFT's share of Licensing Income shall be made within forty-five (45) days of Inspire's receipt any Licensing Income and shall be made as set forth in Section 4.2(v) [CONFIDENTIAL TREATMENT REQUESTED]. For purposes of this Section 4.2, Inspire will be considered to have terminated its commercialization and development efforts with respect to the Product if it: (1) so notifies CFFT in writing; or
(2) fails to use Commercially Reasonable Efforts to undertake activities designed to further the development of the Product in the U.S. (which activities may include, but not be limited to, discussions with the FDA, additional preclinical studies, and the like) for any period of twelve (12) consecutive months or more.

     4.3 Net Sales Milestone. As further consideration to CFFT for the Contribution, in the event that cumulative Net Sales by Inspire, its Affiliates and sublicensees, if any, of the Product in the Field, and in any Lower Respiratory Indication, in the Territory exceeds [CONFIDENTIAL TREATMENT REQUESTED] during the period ending on the last day of the month in which the fifth anniversary of receipt of Registration occurs, Inspire shall pay to CFFT the following payments:

               (i) a payment equal to [CONFIDENTIAL TREATMENT REQUESTED] which shall be due within sixty (60) days of the sixth (6/th/) anniversary of receipt of Registration in the U.S.; and

               (ii) a payment equal to [CONFIDENTIAL TREATMENT REQUESTED] which shall be due within sixty (60) days of the seventh (7/th/) anniversary of receipt of Registration in the U.S.

5.   Payments.

     5.1  Reports.

          (a) Payment Reports. All payments due under this Agreement shall be accompanied by a report prepared by Inspire or CFFT, as the case may be (the "Payor"), summarizing the calculation used as the basis for determining the payment and providing copies or reports from Third Parties and/or other supporting documentation for such calculations to the other Party (the "Payee"). Inspire shall in addition furnish such other information as CFFT may request from time to time to verify any such payment and shall allow any relevant records to be examined by an independent certified public accountant chosen by CFFT. Any and all records examined by such independent accountant shall be deemed the Inspire's Confidential Information which may not be disclosed by said independent certified public accountant to any Third Party.

          (b) Net Sales Reports. In order to assist CFFT in monitoring Net Sales in connection with the milestone payment set forth in Section 4.3, Inspire agrees to provide CFFT with a report of annual Net Sales of the Product in the Field and in any Lower Respiratory Indication in the Territory for the first five (5) years after Registration; such report to be provided to CFFT within sixty (60) days of the last day of the month in which the applicable anniversary of receipt of Registration occurs.

               (i) If, after delivery of the last Net Sales report to be delivered under Section 5.1(b) the Net Sales reports indicate that the Net Sales milestone set forth in Section 4.3 has not been met, during the one year period ending on the last day of the month in which the sixth (6/th/) anniversary of receipt of Registration occurs, at the request and expense of CFFT, Inspire shall permit an independent, certified public accountant of nationally recognized standing appointed by the CFFT, and acceptable to Inspire, upon reasonable notice, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales of the Product in the Field and in the Lower Respiratory Indication made under this Agreement for the period ending on last day of the month in which the fifth anniversary of receipt of Registration occurred. The independent, certified public accountant shall disclose to the CFFT only the applicable Net Sales amount and shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed the Inspire's Confidential Information which may not be disclosed by said independent, certified public accountant to (1) CFFT except as provided herein; or (2) any Third Party. If, as a result of any inspection of the books and records of Inspire, it is shown that the amount of cumulative Net Sales by Inspire, its Affiliates and sublicensees, if any, of the Product in the Field, and in any Lower Respiratory Indication, in the Territory exceeded [CONFIDENTIAL TREATMENT REQUESTED] during the relevant period, Inspire shall pay the reasonable costs of the audit. During such audit, the applicable time period for payment of the Net Sales milestone(s) under this Agreement shall be tolled.

     5.2 Mode of Payment. All payments shall be paid, in full, in U.S. dollars, and shall be made directly to the Payee, at its offices first identified in the Preamble, or at such other location as the Payee may designate, in writing, pursuant to Section 11.6, from time to time, or by wire transfer to an account of the Payee, as Payee may reasonably direct, in any case without setoff, deduction or counterclaim.

6.   Confidentiality.

     6.1 Confidential Treatment. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for ten (10) years thereafter, any Party receiving any Confidential Information (a "Receiving Party") its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers and directors and agents (including each Party's representatives on the SRC) shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party, its Affiliates, its licensees or its sublicensees (a "Disclosing Party") except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement.

     6.2 Exceptions. The obligations of confidentiality and non-use set forth in
Section 6.1 shall not apply to any such Confidential Information which:

               (i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; or

               (ii) either before or after the date of the disclosure to the Receiving Party becomes published or otherwise part of the public domain through no fault or omission on the part of the Receiving Party or its Affiliates; or

               (iii) either before or after the date of the disclosure to the Receiving Party is lawfully disclosed to the Receiving Party or its Affiliates by sources other than the Disclosing Party rightfully in possession of the Confidential Information and who does not violate any contractual, legal or fiduciary obligation to the Disclosing Party by providing such Confidential Information to the Receiving Party; or

               (iv) is independently developed by or for the Receiving Party or its Affiliates without reference to or in reliance upon the Disclosing Party's Confidential Information as demonstrated by competent written records.

     6.3 Exclusions. Nothing in this Section 6 shall prevent (A) a Party from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); or (B) disclosures by the Receiving Party to Third Parties (including those from CFFT to the TDN and various Study sites) on a need-to-know basis under confidentiality and non-use provisions at least as stringent as those in this Agreement, in connection with the conduct of the Study; provided however that each institution conducting the Study shall be entitled to use the Study data generated by such institution in accordance with the clinical trial agreement between the institution and CFFT or its Affiliate as set forth in Section 2.2(b).

     6.4 Limitations on Use. Each Party shall limit the use, and cause each of its Affiliates and its sublicensees to limit the use, of any Confidential Information obtained by such Party from another Party pursuant to this Agreement or otherwise, so that such use is solely in connection with the activities or transactions contemplated hereby.

     6.5 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, enjoining or restraining another Party, its Affiliates and/or its sublicensees from any violation or threatened violation of this Section 6.

7.   Indemnification.

     7.1 Indemnification by Inspire. Inspire shall indemnify, defend and hold harmless CFFT, its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from claims by Third Parties based upon:

          (a) gross negligence, recklessness or wrongful intentional acts or omissions of Inspire or its Affiliates and their respective directors, officers, employees and agents, in connection with Inspire's performance of its obligations under this Agreement; or

          (b) any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of the administration of the Compound to a Study subject during the Study; except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of CFFT, or its Affiliates, and their respective directors, officers, employees and agents.

     7.2 Indemnification by CFFT. CFFT shall indemnify, defend and hold harmless Inspire and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from claims by Third Parties based upon:

          (a) gross negligence, recklessness or wrongful intentional acts or omissions of CFFT or its Affiliates and their respective directors, officers, employees and agents, in connection with CFFT's performance of its obligations under this Agreement;

          (b) any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of the administration of the Compound to a Study subject during the Study; except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Inspire, or its Affiliates, and their respective directors, officers, employees and agents;

provided, however, that in each case, CFFT shall indemnify Inspire, and its Affiliates, and their respective directors, officers, employees and agents to the same extent that CFFT is indemnified against such liabilities by the institutions conducting the Study pursuant to the clinical trial agreement between the institution and CFFT or its Affiliate.

     7.3 Procedures for Indemnification. In the event that any person (an "Indemnitee") entitled to indemnification under Section 7.1 or Section 7.2 is seeking such indemnification, such Indemnitee shall (A) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, (B) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or another Party), (C) cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim, and (D) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

     7.4 Complete Indemnification. All costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 7.1 and 7.2 shall also be reimbursed by the indemnifying Party.

8.   Term and Termination.

     8.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 8, shall expire as follows:

          (a) In the event the SRC determines that the Success Criteria have not been met, or thereafter if Inspire's ongoing development efforts fail to yield statistically significant results, this Agreement shall immediately expire and be of no further force or effect; provided however in the event that Inspire elects, in its sole discretion, to continue development of the Product despite any such failure(s) or to resume development of the Product after any cessation of this Agreement shall be in full force and effect; further provided, however that following such failure(s) Inspire may elect to cease such development efforts at any time, in its sole discretion, or

          (b) In the event the SRC determines that the Success Criteria have been met, and Inspire's ongoing development activities continue to achieve statistically significant results, this Agreement shall expire upon the expiration of all payment obligations under this Agreement with respect to the Product in the Field in the Territory.

     8.2 Termination for Cause. Either Inspire or CFFT (the "Non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other (the "Breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party. Any such termination shall become effective automatically at the end of such sixty (60) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty
(60) day period. The right of either Inspire or CFFT to terminate this Agreement as provided in this Section 8.2 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

     8.3  Accrued Rights; Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

          (b) All of the Parties' rights and obligations under, and/or the provisions contained in, Sections 6, 7, 8.3, 10, 11.6, 11.8, 11.13, and 11.17
shall survive expiration, termination or relinquishment of this Agreement.

9.   Force Majeure.

          No Party shall be held liable or responsible to the other Parties nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Inspire or CFFT, as the case may be, shall immediately notify the other Parties of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

10.  Dispute Resolution.

     10.1 The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to any Party's rights and/or obligations hereunder. If the Parties cannot resolve any such dispute within thirty (30) calendar days after notice of a dispute from one Party, either Party may, by notice to the other in accordance with Section 11.6, have such dispute referred to the Chief Executive Officer of Inspire, or such other person holding a similar position as designated by Inspire from time to time and the Chief Executive Officer of CFFT, or such other person holding a similar position as designated by CFFT from time to time (such officers collectively, the "Executive Officers"). The Executive Officers shall meet promptly to negotiate in good faith the matter referred and to determine a resolution. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than thirty (30) days after the matter was referred to them, the matter may be resolved through arbitration in accordance with the arbitration provisions set forth in Section 10.2, upon notice by a Party on the other disputing Party specifically requesting such arbitration.

     10.2 Where a Party has served a written notice upon the other requesting binding arbitration of a dispute pursuant to this Section 10.2, any such arbitration shall be held in Raleigh-Durham, North Carolina, according to the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA"). The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the Rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure.

In conducting the arbitration, the arbitrator shall apply the Delaware Rules of Evidence and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator shall also be able to award direct damages but shall not award any other form of damages (e.g., consequential, punitive or exemplary damages). The reasonable fees and expenses of the arbitrators, along with the reasonable legal fees and expenses of the Parties (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrator shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section 10.2.

11.  Miscellaneous.

     11.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for another, except to the extent, if at all, specifically provided herein.

     11.2 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that (A) CFFT may assign its right to receive payments under this Agreement to any Third Party upon sixty (60) days prior written notice to Inspire; and (B) either Party may assign its rights and transfer its duties hereunder to an Affiliate or to any successor to all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 11.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

     11.3 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied, except that the same need not be audited.

     11.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.5 No Implied Rights. No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except as those set forth explicitly herein. Nothing contained in this Agreement shall impose an obligation of exclusivity on one by the other. Both Parties reserve the right to enter into and participate in other activities (either alone or with Third Parties) including, but not limited to, clinical trials and sponsored research projects.

     11.6 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

           In the case of Inspire, to:         Inspire Pharmaceuticals, Inc.
                                               4222 Emperor Boulevard, Suite 470
                                               Durham, North Carolina 27703
                                               Attention: Christy Shaffer
                                               Facsimile No.: (919) 941-9797
                                               Telephone No.: (919) 287-1223

           With copies to:                     Reed Smith LLP
                                               Princeton Forrestal Village
                                               136 Main Street
                                               Princeton, New Jersey 08540
                                               Attention: Diane Frenier, Esq.
                                               Facsimile: 609.951.0824
                                               Telephone No.: 609.514.5999

            In the case of CFFT, to:           The Cystic Fibrosis Foundation Therapeutics, Inc.
                                               6931 Arlington Road
                                               Bethesda, Maryland 20814
                                               Attention: Robert J. Beall
                                               Facsimile No.: 301-907-2540
                                               Telephone No.: 301-907-2541

           With copies to:                     Swidler, Berlin, Shereff, Friedman, LLP
                                               3000 K Street, N.W., Suite 300
                                               Washington, District of Columbia 20007
                                               Attention: Kenneth Schaner, Esq.
                                               Facsimile No.: 202.424.7500
                                               Telephone No.: 202.424.7643

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. postal service.

     11.7 Use of Name. Except as may be otherwise provided herein, no Party shall have any right, express or implied, to use in any manner the name or other designation of the other Parties or any other trade name, trademark or logos of the other Parties for any purpose in connection with the performance of this Agreement.

     11.8 Public Announcements and Publications. Subject to 6.3, neither Party shall make any public announcement or publication concerning this Agreement, the subject matter hereof or its activities hereunder without the prior written consent of the other Parties, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information.

     11.9 Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

     11.10 Compliance with Law. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

     11.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     11.12 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     11.13 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles

     11.14 Entire Agreement. This Agreement, together with exhibits hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between or among any of them, and neither Party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein and therein.

     11.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

     11.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     11.17 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

     11.18 Counterparts. This Agreement may be signed in counterparts, any one of which need not contain the signature of more than one Party, and each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

                                     * * * *

           In Witness Whereof, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                               Inspire Pharmaceuticals, Inc.

                                               By: /s/ Christy L. Shaffer
                                                   -----------------------------
                                                  Name: Christy L. Shaffer
                                                        ------------------------
                                                  Title: Chief Executive Officer
                                                         -----------------------

                                               The Cystic Fibrosis Foundation
                                               Therapeutics, Inc.

                                               By: /s/ Robert J. Beall
                                                   -----------------------------
                                                  Name: Robert J. Beall
                                                        ------------------------
                                                  Title: President/CEO
                                                         -----------------------

                                    Exhibit A

                                Success Criteria

Success Criteria for Study 08-103

  (1) Safety of at least one dose for future studies, as recommended by the CFFT Data Monitoring Committee (DMC) at the conclusion of Study 08-103; and

  (2)  Either

      [CONFIDENTIAL TREATMENT REQUESTED]

       Effect sizes discussed above may be based on either one of the three active dose groups versus placebo or a pooled active group vs. placebo.

  (3) If (1) is met but neither (2)(a) or (b) is met, then the Study Review Committee may be requested to review the data, in consultation with one or more statisticians (to be agreed between the Parties) to determine whether a clear signal representing clinically meaningful findings (with respect to lung function, HRCT, and/or patient symptoms) are worthy of being confirmed in subsequent studies, the goal being that the treatment effect observed should be sufficient for designing a larger phase II clinical study with adequate power to detect significance on an endpoint acceptable to the FDA for approval of a CF product.

                                    Exhibit B

                                Estimated Budget

As of the Effective Date, estimated to be approximately [CONFIDENTIAL TREATMENT REQUESTED], excluding the mark-up.

The final budget will be approved by both Parties and will be finalized only when a final Work Plan is in place